Exhibit 3.1

ACTIVE\600390586.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
LIQUIDIA CORPORATION

Liquidia Corporation, a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Company is hereby amended by deleting the first sentence of Article IV thereof in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of: (a) One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and (b) Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

SECOND: Except as explicitly amended by the foregoing amendment, the language of Article IV of the Certificate of Incorporation shall remain unchanged.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this

16th day of June, 2023.

LIQUIDIA CORPORATION

By: /s/ Roger A. Jeffs

Name:  Roger A. Jeffs, Ph.D.
Title:  Chief Executive Officer